Exhibit 99

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, Indiana 46285
U.S.A.

www.lilly.com

Date: January 29, 2004

For Release: Immediately
Refer to: (317) 276-5795 — Terra L. Fox

Lilly Delivers Outstanding Sales Growth of 17 Percent in the Fourth Quarter
Gemzar and Humalog Become Billion-Dollar Products in 2003
and Strattera Delivers $370 Million in Its First Year on the Market

Eli Lilly and Company (NYSE: LLY) announced financial results for the fourth quarter and full year of 2003.

Fourth-Quarter Highlights

•	Sales increased 17 percent, to $3.466 billion, driven primarily by double-digit growth of Zyprexa®, Humulin®, and Humalog®, as well as the sales from the new product launches of Strattera®, Cialis®, and Forteo®.

•	Net income and diluted earnings per share both increased 1 percent, to $747.2 million and $.69, respectively.

•	Excluding the gain related to the sale of dapoxetine patents to PPD, Inc. and expenses related to asset impairments, restructuring and other special charges, net income decreased 2 percent, to $723.3 million, and diluted earnings per share decreased 1 percent, to $.67.

2003 Highlights

•	Sales increased 14 percent, to $12.583 billion, driven primarily by double-digit growth of Zyprexa, Humalog, Gemzar®, and Evista®, as well as the sales from the new product launches of Strattera, Cialis, and Forteo.

•	Net income and diluted earnings per share both decreased 5 percent, to $2.561 billion and $2.37, respectively.

•	Excluding the 2003 gain related to the sale of dapoxetine patents and expenses related to asset impairments, restructuring and other special charges as well as the 2002 acquired in-process research and development charge, net income and diluted earnings per share both increased 1 percent to $2.792 billion and $2.58, respectively.

Pharmaceutical Product Sales Highlights

			% Change			% Change
(Dollars in millions)	Fourth Quarter		Over/(Under)	Full Year		Over/(Under)

	2003	2002	2002	2003	2002	2002

Zyprexa	$1,145.5	$988.8	16%	$4,276.9	$3,688.9	16%
Diabetes Care Products	706.1	599.0	18%	2,568.5	2,287.8	12%
Gemzar	282.6	260.9	8%	1,021.7	874.6	17%
Evista	244.6	238.4	3%	922.1	821.9	12%

Significant Events Over the Last Three Months

•	Lilly received three important product approvals. U.S. approvals were received for Cialis for male erectile dysfunction and Symbyax™ for bipolar depression. In addition, Zyprexa recently received U.S. and European approvals for the bipolar maintenance indication.

•	The U.S. Food and Drug Administration informed Lilly that the agency considers the company’s injectable and dry products facilities in Indianapolis to have reached a level of current Good Manufacturing Practices compliance that allows preapproval site inspections for products under review to occur. Subsequently, a preapproval site inspection for Zyprexa IntraMuscular was successfully completed. The company anticipates U.S. approval in the near term for this formulation. In addition, the FDA has indicated that it does not currently believe a preapproval inspection for Cymbalta™ will be necessary. However, a preapproval inspection remains at the discretion of the FDA. Lilly has submitted its complete response to the approvable letter and continues to anticipate U.S. approval and launch of Cymbalta in the summer of 2004.

•	Lilly completed three submissions, including the U.S. submission for Alimta® for second-line non-small-cell lung cancer (NSCLC) as well as the European submission for Alimta for mesothelioma and second-line NSCLC. In addition, Gemzar was submitted in the U.S. for the treatment of metastatic breast cancer.

•	Amylin Pharmaceuticals, Inc., and Lilly announced that, consistent with the first Phase III study, the other two Phase III studies for exenatide (synthetic exendin-4) achieved positive results in the treatment of type 2 diabetes. Consequently, the companies anticipate making a submission to the FDA in mid-2004.

•	Lilly and Applied Molecular Evolution, Inc. (AME), mutually agreed to AME’s merger into Lilly. The transaction is subject to approval of AME shareholders and certain other closing conditions and is expected to close in the first quarter of 2004.

“For the fourth consecutive quarter, Lilly delivered strong double-digit sales growth,” said Sidney Taurel, Lilly chairman, president and chief executive officer. “Our new product launches — Strattera, Cialis and Forteo — performed extremely well in their first year on the market with combined sales in excess of $500 million. Also in 2003, Gemzar and Humalog became billion-dollar products, and Zyprexa generated $1.6 billion in international sales alone, up nearly $500 million. Notably, Lilly has the best new product flow in the industry with three launches in 2003 and four launches expected for 2004. In addition, Lilly has several potential new indications and formulations to fuel our current growth products, no major patent expirations for the rest of the decade and an impressive next wave of pipeline products. As a result, Lilly is positioned well to make 2004 the beginning of an era of strong, sustained earnings growth.”

Fourth-Quarter Results
Worldwide sales for the quarter were $3.466 billion, an increase of 17 percent compared with the fourth quarter of 2002. This increase was driven by the strong performance of Zyprexa, Humulin and Humalog, as well as the sales from the new product launches of Strattera, Cialis, and Forteo. Worldwide sales volume increased 10 percent, while selling prices and exchange rates increased sales by 1 and 6 percent, respectively.

Gross margins as a percent of sales decreased by 1.9 percentage points, to 78.9 percent. This decrease was due to costs associated with quality improvements and growth in capacity in the company’s manufacturing operations and to the impact of foreign exchange rates, offset partially by a favorable product mix.

Overall, marketing and administrative expenses increased 23 percent, to $1.134 billion, which was primarily attributable to marketing expenses in support of the new and anticipated product launches and the impact of foreign exchange rates. Research and development expenses were $710 million, or 20 percent of sales. Compared with the fourth quarter of 2002, research and development expenses increased 24 percent due to exenatide milestone payments to Amylin Pharmaceuticals, Inc., increased clinical trial expenses and the impact of foreign exchange rates.

Operating income decreased 3 percent, to $861.5 million, as operating expenses and cost of goods sold increased at a greater rate than sales. Excluding $28.3 million in expenses related to asset impairments, restructuring and other special charges incurred in the fourth quarter of 2003, operating income was essentially flat compared with the fourth quarter of 2002. Net other income increased primarily due to the $65 million gain related to the sale of dapoxetine patents to PPD, Inc., offset partially by less income from outlicensing of marketed products compared with the fourth quarter of 2002.

Net income and diluted earnings per share for the fourth quarter both increased 1 percent, to $747.2 million and $.69, respectively. Excluding the gain related to the sale of dapoxetine patents to PPD, Inc. and expenses related to asset impairments, restructuring and other special charges, net income decreased 2 percent, to $723.3 million, and diluted earnings per share decreased 1 percent, to $.67. Refer to “Operating Results” and “Operating Results — Normalized” later in this press release for a reconciliation of reported to normalized operating income, net other income and net income.

Reconciliation of Reported to Normalized
Fourth-Quarter Earnings per Share	Fourth Quarter		% Over/(Under)

	2003	2002	2002

E.P.S. (as reported, diluted)	$.69	$.68	1%
Add back:
Asset impairments, restructuring and other special charges (a)	.02	—
Subtract:
Gain on sale of dapoxetine patents (a)	(.04)	—

E.P.S. (normalized and diluted)	$.67	$.68	(1%)

(a) Refer to “Operating Results — Normalized” later in this press release for further description.

2003 Full-Year Results
For the year, worldwide sales were $12.583 billion, an increase of 14 percent compared with sales for 2002. This increase was driven by the strong performance of Zyprexa, Humalog, Gemzar, and Evista, as well as the sales from the new product launches of Strattera, Cialis, and Forteo. Worldwide sales volume increased 7 percent, while selling prices and exchange rates increased sales by 2 and 5 percent, respectively.

Gross margins as a percent of sales decreased by 1.7 percentage points, to 78.7 percent. This decrease was due to costs associated with quality improvements and growth in capacity in the company’s manufacturing operations and to the impact of foreign exchange rates, offset partially by a favorable product mix.

Overall, marketing and administrative expenses increased 18 percent, to $4.055 billion, which was primarily attributable to marketing expenses in support of the new and anticipated product launches and the impact of foreign exchange rates. Research and development expenses were $2.350 billion, or 19 percent of sales. Compared with 2002, research and development expenses increased 9 percent due to increased clinical trial expenses, the impact of foreign exchange rates, and exenatide milestone payments to Amylin Pharmaceuticals, Inc.

Operating income decreased 4 percent, to $3.120 billion, due primarily to expenses related to asset impairments, restructuring and other special charges that occurred in 2003, offset partially by the 2002 acquired in-process research and development charge associated with the Amylin Pharmaceuticals, Inc., collaboration. Excluding these 2003 and 2002 charges, operating income increased 5 percent, to $3.502 billion, driven by increased sales, offset partially by increased marketing and administrative expenses and cost of goods sold. Net other income decreased in 2003 due primarily to lower interest and miscellaneous income.

Net income and diluted earnings per share for the year were $2.561 billion and $2.37, decreases of 5 percent each. Excluding the 2003 and 2002 charges noted above and excluding the 2003 gain related to the sale of dapoxetine patents to PPD, Inc., net income and diluted earnings per share increased 1 percent to $2.792 billion and $2.58, respectively. Refer to “Operating Results” and “Operating Results — Normalized” later in this press release for a reconciliation of reported to normalized operating income, net other income and net income.

Reconciliation of Reported to Normalized
Full-Year Earnings per Share	Full Year		% Over/(Under)

	2003	2002	2002

E.P.S. (as reported, diluted)	$2.37	$2.50	(5%)
Add back:
Asset impairments, restructuring and other special charges (a)	.25	—
Acquired in-process R&D (a)	—	.05
Subtract:
Gain on sale of dapoxetine patents (a)	(.04)	—

E.P.S. (normalized and diluted)	$2.58	$2.55	1%

(a) Refer to “Operating Results — Normalized” later in this press release for further description.

Zyprexa
In the fourth quarter of 2003, Zyprexa sales totaled $1.146 billion, a 16 percent increase over the fourth quarter of 2002. U.S. sales of Zyprexa increased 2 percent, to $674.7 million, due to continued competitive pressures. The U.S. Zyprexa sales growth comparison benefited from wholesaler destocking during the fourth quarter of 2002. Zyprexa sales in international markets increased 44 percent, to $470.8 million, as a result of strong volume growth in a number of major markets outside the U.S. as well as the impact of foreign exchange rates.

For the full year of 2003, worldwide Zyprexa sales increased 16 percent, to $4.277 billion. U.S. Zyprexa sales for 2003 were $2.634 billion, a 4 percent increase compared with 2002, and international Zyprexa sales were $1.643 billion, a 42 percent increase.

Diabetes Care Products
Diabetes care revenue, composed primarily of Humulin®, Humalog and Actos®, increased 18 percent, to $706.1 million, compared with the fourth quarter of 2002. Diabetes care revenue increased 17 percent in the U.S., to $426.8 million. Diabetes care revenue outside the U.S. increased 20 percent, to $279.3 million.

For the full year of 2003, worldwide diabetes care revenue increased 12 percent, to $2.569 billion.

In the fourth quarter of 2003, worldwide Humulin sales increased 18 percent, to $299.3 million, compared with the fourth quarter of 2002 due primarily to increased selling prices and lower rebates and discounts. Worldwide Humalog sales for the fourth quarter were $278.2 million, an increase of 17 percent compared with the fourth quarter of 2002, despite increasing competition. Actos generated $114.6 million of revenue for Lilly in the fourth quarter, which represents an increase of 20 percent. As previously disclosed, since Lilly’s share of revenue from the agreement with Takeda will vary quarter to quarter based on contract terms, Actos revenue will not necessarily track with product sales. As a result, it is difficult to make quarterly comparisons for Actos revenue.

For the full year of 2003, worldwide Humulin sales increased 6 percent, to $1.060 billion; Humalog sales increased 22 percent, to $1.021 billion; and Actos revenue to Lilly increased 10 percent, to $431.2 million.

Gemzar
Gemzar had sales totaling $282.6 million for the quarter, an increase of 8 percent from the fourth quarter of 2002. Gemzar sales in the U.S. decreased 4 percent, to $144.0 million, despite growth in underlying demand. The decline in U.S. Gemzar sales was a result of wholesaler stocking in the fourth quarter of 2002. Gemzar sales outside the U.S. increased 26 percent, to $138.6 million.

For the full year of 2003, worldwide Gemzar sales increased 17 percent, to $1.022 billion, surpassing one billion dollars in annual sales for the first time.

Evista
Evista sales were $244.6 million, a 3 percent increase compared with the fourth quarter of 2002. U.S. sales of Evista decreased 6 percent, to $171.1 million, while sales outside the United States increased 28 percent, to $73.5 million. The U.S sales decline was primarily a result of the continued declines in the prevention of postmenopausal osteoporosis market.

For the full year of 2003, worldwide Evista sales increased 12 percent, to $922.1 million.

Xigris
Sales of Xigris® were $50.7 million, an increase of 47 percent compared with the fourth quarter of 2002. During the fourth quarter, U.S. sales of Xigris increased 23 percent, to $33.1 million, and sales outside the United States were $17.6 million.

For the full year of 2003, Xigris sales were $160.4 million, an increase of 60 percent compared with 2002.

Recent New Product Launches
Strattera
Strattera, the first and only nonstimulant medicine approved for the treatment of attention-deficit hyperactivity disorder, generated $132.6 million of sales during the fourth quarter. For the full year of 2003, Strattera generated $370.3 million in sales.

Forteo
Fourth-quarter sales of Forteo, a new treatment for severe osteoporosis, were $25.9 million.
For the full year of 2003, Forteo had $65.3 million in sales.

Cialis
Cialis is a new treatment for erectile dysfunction launched earlier in 2003 by the Lilly ICOS LLC joint venture. Total global Cialis sales for the fourth quarter of 2003 were $94.2 million, which comprises two components that are reported differently on Lilly’s income statement. Specifically, Cialis sales outside North America and the European Union (EU) were $31.3 million and are reported in Lilly’s revenue. Cialis sales in North America and the EU, Lilly ICOS LLC joint venture territories, were $62.9 million and are not reported in Lilly’s revenue but rather are part of the joint venture’s income statement along with related expenses. Lilly reports its 50 percent share of the joint venture’s net loss in Lilly’s net other income.

For the full year of 2003, total global Cialis sales were $203.3 million, of which $73.5 million is reported in Lilly’s revenue and $129.8 million is reported in the joint venture’s income statement.

Animal Health
Worldwide sales of animal health products in the fourth quarter were $212.9 million, an increase of 9 percent compared with the fourth quarter of 2002. For the full year of 2003, animal health sales increased 5 percent, to $726.6 million.

Financial Expectations for the First Quarter and Full Year 2004
The company confirmed its financial guidance for the first quarter and full year of 2004. The company continues to expect earnings per share to be in the range of $.65 to $.67 for the first quarter of 2004 and $2.80 to $2.85 for the full year 2004. The company’s earnings guidance for the first quarter and full year excludes material, unusual items, such as a charge for acquired in-process research and development related to the Applied Molecular Evolution merger, which is anticipated to close in the first quarter of 2004. At this time, the amount of the charge has not been determined. The company is not aware at this time of any other material unusual items that will occur in 2004. Further, this guidance reflects Zyprexa’s ongoing domestic competitive pressures, which the company will continue to monitor. It also includes the projected benefits for Zyprexa associated with the recently approved bipolar maintenance indication, as well as Symbyax for the recently approved bipolar depression indication, and the anticipated near-term approval of Zyprexa IntraMuscular, a rapid-acting, injectable formulation of the product.

For the full-year 2004, the company continues to expect low double-digit sales growth, gross margins as a percent of sales to be essentially flat compared with the prior year, marketing and administrative expenses to grow in the low double digits, and research and development expenses to grow in the mid-teens. Further, the company continues to expect that other income/deductions (net other income less interest expense) will be approximately $100 to $120 million for 2004 and that the tax rate should remain essentially constant.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the fourth-quarter and full-year 2003 earnings conference call through a link on Lilly’s website at www.lilly.com. The conference call will be held today from 9:30 a.m. to 10:30 a.m. EST and will be available for replay via the website through March 1, 2004.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers — through medicines and information — for some of the world’s most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

     This press release contains forward-looking statements that are based on management’s current expectations, but actual results may differ materially due to various factors. There are significant risks and uncertainties in pharmaceutical research and development. There can be no guarantees with respect to pipeline products that the products will receive the necessary clinical and manufacturing regulatory approvals or that they will prove to be commercially successful. The company’s results may also be affected by such factors as competitive developments affecting current growth products, rate of sales growth of recently launched products, the timing of anticipated regulatory approvals and launches of new products, other regulatory developments, patent disputes and other litigation involving current and future products (including the outcome of the Zyprexa patent litigation that began January 26, 2004), the impact of governmental actions regarding coverage and reimbursement for pharmaceuticals, and the impact of exchange rates. For additional information about the factors that affect the company’s business, please see Exhibit 99 to the company’s latest Form 10-Q filed November 2003. The company undertakes no duty to update forward-looking statements.

# # #

Actos® (pioglitazone hydrochloride, Takeda), Takeda
Alimta® (pemetrexed, Lilly)
Cialis® (tadalafil, ICOS), Lilly ICOS LLC
Cymbalta™ (duloxetine hydrochloride, Lilly)
Evista® (raloxifene hydrochloride, Lilly)
Forteo® (teriparatide of recombinant DNA origin injection, Lilly)
Gemzar® (gemcitabine hydrochloride, Lilly)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Humatrope® (somatropin of recombinant DNA origin, Lilly)
Humulin® (human insulin of recombinant DNA origin, Lilly)
Prozac® (fluoxetine hydrochloride, Dista)
ReoPro® (abciximab, Centocor), Lilly
Strattera® (atomoxetine hydrochloride, Lilly)
Symbyax™ (olanzapine fluoxetine combination, or OFC, Lilly)

Xigris® (drotrecogin alfa (activated), Lilly)
Zyprexa® (olanzapine, Lilly)

Eli Lilly and Company
Operating Results (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Net sales	$3,465.5	$2,955.6	$12,582.5	$11,077.5
Cost of sales	731.5	567.8	2,675.1	2,176.5
Research and development	710.0	574.3	2,350.2	2,149.3
Marketing and administrative	1,134.2	920.8	4,055.4	3,424.0
Acquired in-process technology	—	—	—	84.0
Asset impairments, restructuring and other special charges	28.3	—	382.2	—

Operating income	861.5	892.7	3,119.6	3,243.7
Interest expense	(9.8)	(23.9)	(61.0)	(79.7)
Other income — net	112.3	75.2	203.1	293.7

Income before income taxes	964.0	944.0	3,261.7	3,457.7
Income taxes	216.8	207.7	700.9	749.8
Net income	$747.2	$736.3	$2,560.8	$2,707.9

Earnings per share — basic	$0.69	$0.68	$2.38	$2.51

Earnings per share — diluted	$0.69	$0.68	$2.37	$2.50

Dividends paid per share	$0.335	$0.31	$1.34	$1.24
Weighted-average shares outstanding (thousands) — basic	1,077,043	1,076,402	1,076,547	1,076,922
Weighted-average shares outstanding (thousands) — diluted	1,083,113	1,083,936	1,082,230	1,085,088

Eli Lilly and Company
Operating Results (Unaudited) — NORMALIZED
(Dollars in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003 (a)	2002	2003 (b)	2002 (c)

Net sales	$3,465.5	$2,955.6	$12,582.5	$11,077.5
Cost of sales	731.5	567.8	2,675.1	2,176.5
Research and development	710.0	574.3	2,350.2	2,149.3
Marketing and administrative	1,134.2	920.8	4,055.4	3,424.0

Operating income	889.8	892.7	3,501.8	3,327.7
Interest expense	(9.8)	(23.9)	(61.0)	(79.7)
Other income — net	47.3	75.2	138.1	293.7

Income before income taxes	927.3	944.0	3,578.9	3,541.7
Income taxes	204.0	207.7	787.4	779.2

Net income	$723.3	$736.3	$2,791.5	$2,762.5

Earnings per share — basic	$0.67	$0.68	$2.59	$2.57

Earnings per share — diluted	$0.67	$0.68	$2.58	$2.55

Dividends paid per share	$0.335	$0.31	$1.34	$1.24
Weighted-average shares Outstanding (thousands) — basic	1,077,043	1,076,402	1,076,547	1,076,922
Weighted-average shares Outstanding (thousands) — diluted	1,083,113	1,083,936	1,082,230	1,085,088

(a)	The 2003 fourth-quarter amounts are adjusted to exclude $65 million (pretax), or $.04 per share (after-tax), of other income for the gain on the sale of dapoxetine patents to PPD, Inc., and $28.3 million (pretax), or $.02 per share (after-tax), related primarily to impairment of manufacturing assets.

(b)	The 2003 full-year amounts are adjusted to exclude items referenced above in (a) and $353.9 million of first-quarter 2003 charges, including 1) $114.6 million (pretax), or $.07 per share (after-tax), for asset impairments, primarily manufacturing assets; 2) $186.8 million (pretax), or $.13 per share (after-tax), for asset impairments and other charges related primarily to the company’s common stock ownership and loan agreements with Isis Pharmaceuticals, Inc.; and 3) $52.5 million (pretax), or $.03 per share (after-tax), for severance-related and other charges in order to streamline the company’s infrastructure.

(c)	The 2002 full-year amounts are adjusted for $84 million (pretax), or $.05 per share (after-tax), charge for acquired in-process technology associated with the collaboration with Amylin Pharmaceuticals, Inc.

Eli Lilly and Company
Major Pharmaceutical Product Sales and Revenues (Unaudited)
(Dollars in millions)

			% Change	December		% Change
	Fourth Quarter		Over/(Under)	Year-to-Date		Over/(Under)
	2003	2002	2002	2003	2002	2002

Zyprexa	$1,145.5	$988.8	16%	$4,276.9	$3,688.9	16%
Humulin	299.3	254.5	18%	1,060.4	1,004.0	6%
Gemzar	282.6	260.9	8%	1,021.7	874.6	17%
Humalog	278.2	238.0	17%	1,021.2	834.2	22%
Evista	244.6	238.4	3%	922.1	821.9	12%
Prozac family	166.0	162.8	2%	645.1	733.7	(12%)
Actos	114.6	95.6	20%	431.2	391.7	10%
Humatrope®	102.0	85.9	19%	370.9	329.3	13%
Strattera	132.6	2.6	N/M	370.3	2.6	N/M
ReoPro®	88.6	98.9	(10%)	364.4	384.0	(5%)

Eli Lilly and Company
Consolidated Balance Sheets	December 31, 2003	December 31, 2002

	(Dollars in millions)
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,756.3	$1,945.9
Short-term investments	957.0	1,708.8
Accounts receivable, net of allowances for doubtful amounts of $79.5 (2003) and $66.4 (2002)	1,854.7	1,670.3
Other receivables	477.6	403.9
Inventories	1,963.0	1,495.4
Deferred income taxes	500.6	331.7
Prepaid expenses	249.5	248.1

TOTAL CURRENT ASSETS	8,758.7	7,804.1

OTHER ASSETS
Prepaid pension	1,613.3	1,515.4
Investments	3,374.6	3,150.4
Sundry	1,392.5	1,279.1

	6,380.4	5,944.9
PROPERTY AND EQUIPMENT
Land, buildings, equipment, and construction-in-progress	11,068.0	9,546.1
Less allowances for depreciation	4,529.0	4,253.1

	6,539.0	5,293.0

	$21,678.1	$19,042.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$196.5	$545.4
Accounts payable	875.9	676.9
Employee compensation	387.4	231.7
Dividends payable	398.3	375.8
Income taxes payable	1,749.8	1,761.9
Other liabilities	1,942.7	1,471.8

TOTAL CURRENT LIABILITIES	5,550.6	5,063.5

LONG-TERM DEBT	4,687.8	4,358.2
OTHER NONCURRENT LIABILITIES	1,674.9	1,346.7

	6,362.7	5,704.9
COMMITMENTS AND CONTINGENCIES	—	—

SHAREHOLDERS’ EQUITY
Common stock	702.3	702.1
Additional paid-in capital	2,610.0	2,610.0
Retained earnings	9,470.4	8,500.1
Employee benefit trust	(2,635.0)	(2,635.0)
Deferred costs-ESOP	(118.6)	(123.3)
Accumulated other comprehensive loss	(160.1)	(670.8)

	9,869.0	8,383.1
Less cost of common stock in treasury	104.2	109.5

	9,764.8	8,273.6

	$21,678.1	$19,042.0